Exhibit 5.1

DLA Piper LLP (US) 2000 University Avenue East Palo Alto, CA 94303-2214 www.dlapiper.com T 1 650 833 2000

February 3, 2021

ON24, Inc.

50 Beale Street, 8th Floor

San Francisco, CA 94105

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ON24, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance from time to time of up to an aggregate of 21,838,922 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to awards granted or to be granted under the ON24, Inc. 2000 Stock Option Plan, as amended (the “2000 Plan”), the ON24, Inc. 2014 Stock Option Plan, as amended (the “2014 Plan”), the ON24, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and the ON24, Inc. 2021 Employee Stock Purchase Plan (the “ESPP,” and collectively with the 2000 Plan, the 2014 Plan, and the 2021 Plan, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company. We express no opinion concerning any law other than the laws of the State of Delaware.

On the basis of the foregoing, we are of the opinion that, when the Shares are issued and paid for in accordance with the terms of the Plans, they will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)